Exhibit 99.1

Midas Reports 2007 Earnings Per Diluted Share of $0.91; Cash Flow at $2.10 Per Share up 16 Percent from Year Ago; Company Provides 2008 Guidance

ITASCA, Ill.--(BUSINESS WIRE)--Midas, Inc. (NYSE: MDS) reported net earnings of $13.3 million—or $0.91 per diluted share—for the fiscal year ended Dec. 29, 2007. The 2007 results were negatively impacted by business transformation charges of $0.16 per diluted share and unfavorable income tax adjustments of $0.07 per diluted share. These tax adjustments were primarily related to a reduction of a deferred tax asset due to the lowering of the future Canadian statutory income tax rates. The company benefited from an $8.3 million pre-tax warranty liability adjustment—or $0.35 per diluted share—which was $0.32 per diluted share higher than the $1.1 million warranty adjustment in the prior year.

The 2007 net income of $13.3 million increased from $10.5 million—or $0.67 per diluted share—in 2006, which included $0.11 per diluted share of business transformation charges, a gain on asset sales of $0.12 per diluted share and $0.05 per diluted share related to hosting the company’s 50th anniversary dealer convention.

“Retail sales in 2007 were challenging for the Midas system, consistent with weakness in the general retail marketplace,” said Alan D. Feldman, Midas’ chairman and chief executive officer. “Comparable shop sales in the U.S. were down about four percent in the fourth quarter, resulting in a 2.3 percent decline for the year.”

Feldman said that comparable sales in the new categories of tires and oil changes were up significantly at 12.7 percent and 9.3 percent for the year, respectively, in the U.S. However, intense price competition and the softening economy drove comparable brake sales down 7.4 percent for the year, while the continuing erosion of the exhaust replacement market led to an 11.2 percent decline in exhaust sales.

Comparable shop retail sales in Canada were flat for the fourth quarter and were slightly positive for all of 2007. Full-year declines in traditional core services in Canada were not as significant as in U.S. shops. Brakes were off only 3.3 percent and exhaust was down eight percent. Comparable shop sales of tires in Canada increased 17.7 percent and oil changes were up by 5.9 percent.

“We are encouraged by the growth in our new service categories during the year, but brakes, which account for 38 percent of our business in U.S. shops, continued to be a challenge,” Feldman said. “In response to the intense competition in the brake category, the Midas system has launched a new branding strategy for our brake business. Our SecureStop brake service differentiates Midas in the marketplace by focusing on the proprietary quality features of our brake services and moves us away from promoting brakes through national discount pricing.”

Warranty liability adjustment

Midas had announced in late January 2008 that it expected its annual year-end review of estimated warranty redemption rates would result in a significant reduction in its warranty liability.

This positive adjustment for 2007 of $8.3 million—or $0.35 per diluted share—compares to a $1.1 million favorable adjustment—or $0.03 per diluted share in 2006.

After exiting the product distribution business in 2003, Midas established a reserve of $38.5 million to account for future lifetime warranty obligations for Midas guaranteed mufflers and brake pads that had been sold up through that time in the U.S. and Canada.

Midas management reviews the warranty reserve quarterly and reviews the redemption rates annually in the fourth quarter to determine whether any permanent changes in trends have developed indicating that the long-term redemption rates should be adjusted up or down. As disclosed previously, the warranty reserve calculation is very sensitive to changes in the redemption rate, such that a one percentage point increase would have had the effect of increasing Midas’ outstanding U.S. warranty liability as of Dec. 30, 2006, by approximately $4.5 million.

The 2007 year-end review resulted in an approximate two percentage point reduction in the brake warranty redemption rate and an approximate three percentage point reduction in the muffler warranty redemption rate.

“It is important to note that beginning Jan. 1, 2008, the company made a policy change in its U.S. warranty registration and reimbursement program, which has no effect on our outstanding warranty liability,” Feldman said. “The $8.3 million non-cash warranty liability adjustment is unrelated to this policy change.”

Fourth quarter and full-year 2007 results

“Despite disappointing retail sales, we exceeded our operating income targets because of the favorable warranty adjustment and strict cost controls,” Feldman said.

Operating income was $12.0 million in the fourth quarter and $32.5 million for the full year, both including the $8.3 million favorable warranty adjustment and restructuring charges, stock option expenses and gains on asset sales.

Operating margin was 25.6 percent for the quarter and 18.1 percent for the year, compared to 11.7 percent and 15.3 percent, respectively, for the same periods last year.

Total sales and revenues for the fourth quarter were $46.9 million and $180.0 million for the full year, compared to $43.7 million and $176.7 in 2006.

Franchising revenues were $14.1 million for the fourth quarter of 2007, and $60.3 million for the year, compared to $14.9 million and $63.6 million, respectively, in 2006. Real estate revenues were $8.9 million for the fourth quarter and $35.9 million for all of 2007, flat for the quarter and down slightly from $36.2 million for the year in 2006. The declines in franchise royalties and in real estate revenues are primarily the result of lower retail sales.

Revenues from replacement parts sales and product royalties were $9.8 million for the fourth quarter and $33.5 million for the year, an increase from $9.1 million for the fourth quarter and $32.4 million for all of 2006, primarily due to increased tire sales.

Revenues from retail sales at company-owned shops were $12.9 million in the fourth quarter of 2007 and $45.8 million for the year, up from $9.7 million and $40.5 million, respectively, in 2006. Comparable shop sales in company shops declined 1.7 percent for the quarter and were up by 0.1 percent for the full year. There were 91 company shops in operation at the end of 2007, up from 66 at the end of the prior year.

“During 2007, we added 37 company shops as the opportunities arose, and we re-franchised 12 shops,” Feldman said. “We will continue to opportunistically acquire shops from franchisees leaving the system and will continue to sell company shop units to current and new franchisees.”

Selling, general and administrative (SG&A) expenses were $13.5 million for the quarter and $52.8 million for the year, compared to $14.2 million and $57.1 million for the same periods in 2006. This full year-over-year reduction of $4.3 million exceeded the company’s $3 million savings target as certain cost savings that were scheduled for fiscal 2008 were accelerated into 2007.

Interest expense was $2.3 million for the fourth quarter and $9.1 million for the year, an increase of $0.1 million from the respective periods in the prior year. The company’s bank debt was $76.3 million at the end of the fourth quarter, compared to $61.1 million at the end of 2006. The bank debt increased as a result of accelerated share re-purchases and the acquisition of certain Midas shops from franchisees.

The company recorded income tax expense of $4.7 million in the fourth quarter and $10.5 million for the year, resulting in an effective tax rate of 48.1 percent for the quarter and 44.0 percent for the year.

These amounts are higher than the expected 40.0 percent rate for 2007 due to the impact of a reduction of the Canadian deferred tax asset caused by a reduction in the future Canadian statutory tax rates, and higher than expected non-deductible expenses.

These effective rate differences had a $0.07 per diluted share negative impact for both the quarter and the year. However, Midas does not pay a significant amount of income taxes because of net operating loss carry forwards of approximately $91 million from previous years.

Cash flow continues strong

Selected Cash Flow Information ($ in millions	FY	FY
except per share)	2007	2006

Cash provided by operating activities before cash
outlays for business transformation costs and
net changes in assets and liabilities	$32.3	$30.4
Cash outlays for business transformation costs	(3.8)	(5.8)
Net changes in assets and liabilities	2.1	3.7
Net cash provided by operating activities	$ 30.6	$ 28.3
Net cash provided by operating activities
per diluted share	$2.10	$1.81

Capital investments	$ (5.1)	$ (3.9)
Cash paid for acquired businesses	(13.7)	(1.8)
Cash paid for treasury shares	(29.2)	(21.6)
Net increases (retirements) of long-term debt and
leases	13.3	(5.9)

“We continue to generate strong and growing cash flow from our business,” Feldman said. “Achieving cash flow above $2.00 per share is an important milestone for our company.”

Net cash flow from operating activities was $30.6 million for the year. The company spent $3.8 million of cash for business transformation costs, and changes in assets and liabilities created $2.1 million of cash.

Share repurchase

During the fourth quarter, Midas repurchased 476,200 shares of its common stock at an average price of $16.82. The company spent $29.0 million in 2007, to purchase 1,484,000 shares as part of the ongoing stock repurchase program. From February 2005 when the repurchase program began through the end of 2007, Midas has purchased a total of 3.2 million shares, or 20.2 percent of the then outstanding shares, at a cost of $65.4 million, leaving $34.6 million remaining in the $100 million authorization. There were 13.8 million shares outstanding at the end of 2007.

2008 outlook

“With our new national branding strategy for brakes and the continuing efforts to improve service delivery execution at the shop level, we believe that we will differentiate Midas in the marketplace, leading to retail sales growth in 2008,” Feldman said.

Midas expects 2008 full-year revenues of approximately $190 million, up from $180 million in 2007 due primarily to operating more company-owned shops, as well as increased wholesale sales of tires and batteries. Franchise royalties and license fees will decrease approximately $4.5 million due to the scheduled change in the company’s European license fee from a fixed to variable payment, which the company expects to be partially offset by comparable shop sales growth in North America.

The company expects operating income of between $27 and $29 million, excluding an estimated $1.0 million in business transformation costs related to the completion of the company’s shop re-imaging program, gains on the sale of assets, and any year-end warranty liability adjustment. This range compares to 2007 actual operating income of $27.7 million on a comparable basis.

The company expects full-year interest expense of approximately $9.5 million and capital spending of approximately $6.0 million.

Midas expects cash flow from operating activities of between $30 and $32 million in 2008—after providing for changes in working capital. Midas intends to use this cash flow to continue to repurchase shares and to fund opportunistic acquisitions and shop growth.

Midas is one of the world’s larger providers of automotive service, offering brake, maintenance, tires, exhaust, steering and suspension services at more than 2,500 franchised, licensed and company-owned Midas shops in 18 countries, including more than 1,700 in the United States and Canada.

FORWARD LOOKING STATEMENTS AND RISK FACTORS

This news release contains certain forward-looking statements that are based on management’s beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company’s filings with the Securities and Exchange Commission, including the company’s 2006 annual report on Form 10-K and subsequent filings.

2/28/08

MIDAS, INC.
CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(In millions, except for earnings per share)

	For the quarter		For the twelve months
	ended fiscal December		ended fiscal December
	2007	2006	2007	2006
	(13 weeks)	(13 weeks)	(52 weeks)	(52 weeks)

Sales and revenues:
Franchise royalties and license fees	$ 14.1	$ 14.9	$ 60.3	$ 63.6
Real estate revenues from franchised shops	8.9	8.9	35.9	36.2
Company-operated shop retail sales	12.9	9.7	45.8	40.5
Replacement part sales and product royalties	9.8	9.1	33.5	32.4
Software sales and maintenance revenue	1.2	1.1	4.5	4.0

Total sales and revenues	46.9	43.7	180.0	176.7

Operating costs and expenses:
Franchised shops – occupancy expenses	5.7	4.8	22.1	21.5
Company-operated shop parts cost of sales	3.3	2.3	11.2	9.7
Company-operated shop payroll and employee benefits	5.7	4.4	19.1	17.4
Company-operated shop occupancy and other operating expenses	4.6	3.2	15.3	13.9
Replacement part cost of sales	8.4	7.2	27.8	25.7
Warranty expense (benefit)	(7.9)	0.1	(4.3)	4.4
Selling, general, and administrative expenses	13.5	14.2	52.8	57.1
Gain on sale of assets	--	--	(0.2)	(3.4)
Business transformation charges	1.6	2.4	3.7	3.3

Total operating costs and expenses	34.9	38.6	147.5	149.6

Operating income	12.0	5.1	32.5	27.1

Interest expense	(2.3)	(2.2)	(9.1)	(9.0)
Other income, net	0.1	0.4	0.4	1.2

Income before income taxes	9.8	3.3	23.8	19.3
Income tax expense	4.7	1.6	10.5	8.8

Net income	$ 5.1	$ 1.7	$ 13.3	$ 10.5

Earnings per share:
Basic	$ 0.38	$ 0.11	$ 0.95	$ 0.69
Diluted	$ 0.36	$ 0.11	$ 0.91	$ 0.67

Average number of shares:
Common shares outstanding	13.4	14.7	13.9	15.1
Common stock warrants	0.1	0.1	0.1	0.1
Shares applicable to basic earnings	13.5	14.8	14.0	15.2
Equivalent shares on outstanding stock awards	0.5	0.5	0.6	0.4
Shares applicable to diluted earnings	14.0	15.3	14.6	15.6

Capital expenditures	$ 2.2	$ 1.0	$ 5.1	$ 3.9

MIDAS, INC.
CONDENSED BALANCE SHEETS
(In millions)

	Fiscal	Fiscal
	December	December
	2007	2006
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$ 1.3	$ 2.4
Receivables, net	29.3	28.7
Inventories	3.2	3.1
Deferred income taxes	12.4	11.7
Prepaid assets	3.9	3.3
Other current assets	3.9	4.3
Total current assets	54.0	53.5
Property and equipment, net	96.6	99.4
Goodwill and other intangibles, net	14.0	1.5
Deferred income taxes	41.2	53.1
Other assets	10.8	8.9
Total assets	$216.6	$216.4

Liabilities and equity:
Current liabilities:
Current portion of long-term obligations	$ 1.7	$ 2.0
Current portion of accrued warranty	3.5	4.6
Accounts payable	16.8	15.9
Accrued expenses	23.4	21.5
Total current liabilities	45.4	44.0
Long-term debt	76.3	61.1
Obligations under capital leases	2.2	3.0
Finance lease obligation	32.9	33.9
Accrued warranty	21.3	28.8
Other liabilities	6.9	8.3
Total liabilities	185.0	179.1

Temporary equity:
Non-vested restricted stock subject to redemption	4.4	2.3
Shareholders’ equity:
Common stock ($.001 par value, 100 million shares authorized, 17.7 million shares issued) and paid-in capital	8.8	10.3
Treasury stock, at cost (3.9 million shares and 2.7 million shares)	(81.0)	(57.8)
Retained income	102.4	89.1
Accumulated other comprehensive loss	(3.0)	(6.6)
Total shareholders’ equity	27.2	35.0
Total liabilities and shareholders’ equity	$216.6	$216.4

CONTACT:
Midas, Inc.
Bob Troyer, (630) 438-3016
www.midasinc.com